UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

SCHEDULE 14A

(Rule 14-A-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Gencor Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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VOTE THE WHITE PROXY CARD TODAY!

February 19, 2008

Dear Fellow Stockholder:

We are writing to you in connection with the upcoming annual meeting of Gencor Industries, Inc., (“Gencor”), which will be held on March 6, 2008. We want to highlight some of the key points with respect to our track record of increasing stockholder value, improving operations and positive Corporate Governance, as well as informing you of a dissident investor that may be soliciting your vote to elect himself to the Board of Directors. Your board unanimously opposes the election of Lloyd L. Miller to Gencor’s Board, and urges you to discard any gold card you may have received and to vote the WHITE card for all proposals today.

YOUR BOARD HAS DELIVERED RESULTS – THE NUMBERS DON’T LIE

•	Your stock has increased 379% from January 1, 2004 through February 12, 2008

•	Your stock has increased 27.2% over the past year (from February 12, 2007 through February 12, 2008)

•	Sales for the 1st quarter of FY2008 was $18.2 million, an increase of 48% over the 1st quarter of FY2007

•	FY2007 sales was $75.3 million, an increase of $8.2 million or 12.2% over FY2006 sales

•	FY2006 sales of $67.1 million was an increase of $19.0 million or 39.5% over FY2005 sales

•	FY2007 Net Income of $18.5 million or $1.91 per diluted shares, an increase of 59.5%

•	Your Company has over $73 million in cash and marketable securities as of December 31, 2007 and is debt free

YOUR BOARD IS LOOKING TO THE FUTURE

•	On December 20, 2007 Gencor was formally listed on NASDAQ, improving liquidity, compliance measures and potentially garnering increased analyst support and coverage

•	In December 2007, Gencor engaged Morgan Keegan to target and advise the Company regarding potential accretive and synergistic acquisitions

•	We offered Mr. Miller observer status on a Board meeting and demonstrated an openness to listen to the views of our stockholders, the true owners of the company

•	In FY 2007, each Board member attended 100% of the Board meetings and has been actively involved in the oversight and management of Gencor

RUSSELL R. LEE IS A VALUABLE MEMBER OF THE BOARD

Your Board believes that Gencor is served best by a Board made up of directors with deep experience and interest in our business, our customers and our products – in addition to financial, accounting, investment and marketing expertise. Your Board has been selected to include directors with these and other relevant and appropriate expertise and experiences. Mr. Lee has served our board and has added significant input and value since he joined the Board in 2004. As a Financial expert, as defined by the SEC, he is an invaluable resource for the Audit Committee and additionally serves on the Compensation Committee. From 2003 to 2004 he held the role of Chief Financial Officer for SinoFresh Healthcare, Inc., and since that point he has served as Chief Financial Officer for Teltronics, Inc. He has been an Independent Director as defined by NASDAQ Rule 4200 and has served on our Board since 2004, and we look forward to his future contributions to help increase value for all stockholders.

LONG TERM VALUE OR MR. MILLER’S SHORT TERM INTERESTS?

Gencor is focused on increasing long-term value for all stockholders. On the contrary, Mr. Miller’s track record shows a history of short-term strategies, including stock buyback programs, rather than pursuing acquisitions that can help Gencor grow and prosper into the future. We have always welcomed the voices and input of our stockholders, but regret that Mr. Miller chose to engage in this costly and distractive proxy fight, which could create a divided Board. We are always open to suggestions for new independent nominees, but there is a process in place to ensure that we obtain the best candidates, through our Nominating Committee. For example, in 2007, we appointed Edward A. Moses, PHD to the Board, an independent outsider with remarkable credentials.

We had previously offered Mr. Miller the opportunity to sit in on a Board Meeting with observer status. Based on the January 15, 2008 meeting and statements by Mr. Miller, the Company believed that Mr. Miller was not going to engage in a solicitation in opposition to management. Later on that same day, the Company learned that Mr. Miller desired to be granted observer rights to all Board meetings, and when not attending such Board meetings in person the Board would provide a monitor telephone connected to Mr. Miller’s office. At that time, the Company believed that: (i) Mr. Miller and E.J. Elliott (Chairman and CEO) would enter into discussions to resolve this misunderstanding and (ii) based on discussions with Mr. Miller, that at worst, he would attempt to nominate himself at the Annual Meeting without engaging in a proxy contest. The Company did not become aware that Mr. Miller had revived his intention to engage in a solicitation in opposition until he contacted the Company on February 1, 2008.

Our interests are directly aligned with ALL stockholders. We ask you to determine if the same can be said for Mr. Miller, who indicated in his preliminary proxy statement filing on February 4, 2008, “Mr. Miller will seek reimbursement of all solicitation expenses from the Company.” Such costs can be very substantial. In a similar move against another company recently Mr. Miller extracted $680,000 in solicitation fees from that company. This means that Mr. Miller will attempt to take all costs of his solicitation from stockholders such as you, proportionately, which he indicated could cost up to $500,000 in his revised preliminary proxy statement filing on February 15, 2008.

2008 INCENTIVE COMPENSATION PLAN

Your Board also urges you to vote FOR the 2008 Incentive Compensation Plan (Proposal 3 on the ballot), which will assist in attracting, motivating, retaining and rewarding high-quality employees, officers, directors, and other persons who provide services to the Company. It will enable such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value. The 2008 Incentive Compensation Plan is necessary to ensure that all employees of the Company continue to have their interests aligned with all other stockholders. We firmly believe that when employees are enabled to acquire some shares of their employer’s stock their performance and dedication to the success of the Company increase dramatically. Mr. Miller is asking you to vote against the plan, as he does not apparently see the need for employees to have their interests aligned with yours in the success of the Company.

We urge you not to let Mr. Miller derail the significant strides that we have made in the past 4 years and the current plans to help Gencor grow into the future. We remain committed to an ongoing dialogue with all stockholders, but in our view, the actions of Mr. Miller have been self-serving. We do not believe he will add to the strength of the board and his election could jeopardize Gencor’s progress is maximizing stockholder value.

We urge you to discard any gold proxy card received by Mr. Miller and support your Board by voting the WHITE card today, FOR all proposals.

Thank you for your continued support. If you have any questions, please call our proxy solicitor, D.F. King & Co., Inc. toll-free at (888) 887-1266.

Sincerely,

E. J. Elliott

Chief Executive Officer & Chairman

This letter and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see the following sections of our Annual Report on Form 10-K for the year ended September 30, 2007: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this letter. We do not undertake to update any forward-looking statement, except as required by law.

The Company has filed with the SEC its definite proxy materials for the Annual Meeting of Stockholders to be held on March 6, 2008 at 10:00 A.M., local time. These materials contain important information concerning the matters to be acted upon at the Annual Meeting, the position of the Board of Directors with respect to those matters and the participants in the solicitation of proxies for that meeting.

INVESTORS ARE URGED TO READ THE COMPANY’S PROXY STATEMENT AND ADDITIONAL SOLICITATION MATERIALS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY THE COMPANY. Investors may obtain these documents free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by the Company are available free of charge by contacting Gencor Industries, Inc., 5201 N. Orange Blossom Trail, Orlando, Florida 32810, (407) 578-0577.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of the Company’s proxy materials, please call D.F. King & Co., Inc. at the phone numbers listed below.

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (888) 887-1266

info@dfking.com

Fax: (212) 809-8839

Mail: 48 Wall Street, 22nd Floor, New York, NY 10005

Vote the WHITE Proxy Card.

Instructions for voting your shares are enclosed, along with your WHITE proxy card and postage-paid return envelope.

If you’ve already signed and returned Lloyd I. Miller’s gold proxy card, you can revoke that vote and cast a new vote by completing, signing, dating and returning the enclosed WHITE proxy card today.

If your shares of Gencor Common Stock are held for you by a broker or bank, only your broker or banker can vote your shares and only after receiving your specific instructions. In that case, you are asked to complete, sign, date and return the enclosed WHITE voting instruction form today. Please review the materials received to determine if your bank or broker allows voting by telephone or Internet.

If you need assistance in voting your shares please call D. F. King & Co., Inc., which is assisting Gencor, toll-free at (888) 887-1266.

COMMON STOCKHOLDER PROXY

GENCOR INDUSTRIES, INC.

THIS COMMON STOCKHOLDER PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MARCH 6, 2008

The undersigned hereby appoints E.J. Elliott, Marc G. Elliott, either of them, as proxies, each with the power to appoint his or her substitutes, to represent, and vote all shares of Common Stock on behalf of the undersigned as designated below at the Annual Meeting of Stockholders of Gencor Industries, Inc., to be held March 6, 2008, and any adjournments thereof, with all powers the undersigned would possess if personally present and voting at such meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is indicated, the Proxy will vote FOR Proposals 1, 2 and 3.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

☒ PLEASE MARK VOTES AS IN THIS SAMPLE.

1) ELECTION OF DIRECTOR: Russell R. Lee, III	☐ FOR the nominee listed to the left	☐ WITHHOLD AUTHORITY to vote for the nominee listed to the left.

2) Proposal to ratify the selection of Moore Stephens Lovelace, P.A. as auditors.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3) Proposal to approve the 2008 Incentive Compensation Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please sign exactly as name(s) appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shares are jointly held, each holder must sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Check appropriate box to indicate changes below; Address Change? ☐ Name Change? ☐

Number of Shares:

Dated: , 2008

Signature

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE